UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2014

MIRATI THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35921	46-2693615
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9363 Towne Centre Drive, Suite 200

San Diego, California 92121

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 332-3410

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On June 24, 2014, we entered into a Lease Agreement (the “Lease”) with ARE-SD Region No. 20, LLC (“Landlord”) for approximately 18,000 square feet of office and laboratory space located at 9393 Towne Centre Drive in San Diego, California (the “Property”). The office space under the Lease will serve as our new corporate headquarters, replacing our current facilities near the Property. The Lease is scheduled to commence in three phases, with 2,300 square feet of space becoming available July 1, 2014 at an initial monthly rent of approximately $5,900 per month, 14,000 square feet of space becoming available on or after February 1, 2015 at an initial monthly rent of $14,000 per month, and the final 1,600 square feet of space becoming available on February 1, 2016 at an initial monthly rent of approximately $4,200 per month.  Each portion of the leased Property will be subject to a 3% annual rent increase following availability.  In addition to such base monthly rent, we will be obligated to pay triple net lease charges for operating expenses, taxes, insurance and utilities applicable to the leased Property.  The Lease will expire on January 31, 2018 with respect to the entire premises.

A copy of the Lease is filed as Exhibit 99.1 to this report and the description of the terms of the Lease is qualified in its entirety by reference to such exhibit.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Lease to 9393 Towne Centre Drive, dated June 24, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 27, 2014	MIRATI THERAPEUTICS, INC.

	By:	/s/ Charles M. Baum, M.D., Ph.D.
Charles M. Baum, M.D., Ph.D.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Lease to 9393 Towne Centre Drive, dated June 24, 2014.